EXHIBIT 99.1

    Electroglas Appoints Thomas M. Rohrs to Its Board of Directors

    SAN JOSE, Calif.--(BUSINESS WIRE)--Dec. 20, 2004--Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probers and prober-based test handling solutions for the semiconductor industry, today announced that Thomas M. Rohrs has accepted the company's invitation to join its board of directors. Mr. Rohrs brings to the Electroglas board 27 years of high-tech industry experience as an executive, consultant, director and investor.
    Thomas Rohrs presently serves on the board of Magma Design Automation, Inc., Ultraclean Technologies, and several private companies. In addition, he is an adviser and consultant to a number of companies both public and private. Mr. Rohrs spent five years with Applied Materials Inc., most recently as Senior Vice President, Global Operations, and was also a member of that company's executive committee. Immediately prior to that, he was Vice President of Worldwide Operations for Silicon Graphics, Inc., and previously was with MIPS Computer Systems, Inc., as Senior Vice President of Manufacturing and Customer Service. Mr. Rohrs also served as Group Operations Manager for Hewlett-Packard Company's Personal Computer Group.
    "We are pleased to add Tom Rohrs to our board of directors," said Keith Barnes, Chairman and CEO of Electroglas. "Tom has a strong background in the front-end of IC fabrication at Applied Materials, in addition to computer systems experience with Silicon Graphics, MIPS and HP. Further, Tom has strong operational experience and should bring additional depth to our board."

    About Electroglas, Inc.

    Electroglas is a supplier of innovative probers, prober-based test handlers, test automation software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing processes by delivering faster answers to questions about device quality, manufacturing performance and corrective action needed. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has an installed base of more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." More information about the company and its products is available at www.electroglas.com.

    CONTACT: Electroglas, Inc.
             Candi Lattyak, 408-528-3801 (Analysts)
             clattyak@electroglas.com
             Cristie Lynch, 408-528-3167 (Media and Industry) clynch@electroglas.com